CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-144905, 333-151158, and 333-156026) and Forms S-8 (Nos. 333-136206 and 333-136207) of Metalico, Inc. of our reports dated March 16, 2010 relating to our audits of the consolidated financial statements, and the effectiveness of internal control over financial reporting of Metalico, Inc., which appear in the Annual Report on Form 10-K of Metalico, Inc. for the year ended December 31, 2009.
/s/ J.H. Cohn LLP
Roseland, New Jersey
March 16, 2010